Exhibit 10.8

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made as of September 9, 2022 and effective as of September 9, 2022 (the “Effective Date”), by and among The Variable Annuity Life Insurance Company (the “Purchaser”) and American International Group, Inc. (“AIG” or “Member”).

WHEREAS, AIG is the sole member of LStreet I, LLC (the “Company”) and holds 100% of the Membership Interest (as defined below) of the Company. AIG desires to sell all of its Membership Interest in the Company to the Purchaser, and the Purchaser desires to purchase the Membership Interest in the Company, on the terms set forth in this Agreement.

NOW THEREFORE, in consideration of the premises set forth below, the parties hereby agree as follows:

1.Purchase and Sale of Membership Interest.

1.1Sale of Membership Interest. Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase at the Closing (as defined below) and Member agrees to sell, transfer and assign to Purchaser at the Closing, in each case with retroactive effect to the Effective Date, all of its outstanding Membership Interest in the Company, including all right, title and interest therein, in exchange for an aggregate purchase price of $303,498,235.

1.2Defined Terms Used in this Agreement. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(a)“Adverse Consequences” means all actual and reasonably anticipated out-of-pocket charges, claims, demands, damages, dues, penalties, fines, amounts paid in settlement, liabilities, taxes, losses, costs, expenses and fees, including court costs and reasonable attorneys’ fees and expense.

(b)“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one (1) or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person.

(c)“Closing” means the occurrence of the purchase and sale of the Membership Interest on the date of this Agreement, which shall occur contemporaneously with the execution and delivery of this Agreement, by electronic exchange of documents. For the avoidance of doubt, the purchase and sale shall occur on the Closing date but shall have retroactive effect to the Effective Date.

(d)“Knowledge” including the phrase “to the Member’s knowledge” shall mean the actual knowledge after reasonable investigation and assuming such knowledge as the relevant officers would have as a result of the reasonable performance of his or her duties in the ordinary course.

(e)“Liability” or “Liabilities” means any liability or indebtedness of any kind, character or description (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether disputed or undisputed, whether secured or unsecured, whether joint or several, whether vested or unvested, whether liquidated or unliquidated, whether due or to become due, or whether executory, determined, determinable, or otherwise) and Federal, state and local taxes.

(f)“Material Adverse Effect” means a material adverse effect on (i) the business, assets (including intangible assets), liabilities, financial condition or results of operations of the Company or the Member, taken as a whole, (ii) or the validity or enforceability of this Agreement or the rights or remedies of the Purchaser or Member, as applicable, hereunder.

(g)“Membership Interest” means the Member’s membership interest in the Company, which amount shall equal 100% of the outstanding membership interest of the Company immediately prior to the Closing.

(h)“Operating Agreement” means that certain Limited Liability Company Agreement of the Company, as amended or amended and restated from time to time.

(i)“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.3Tax Treatment.

    (a)    The sale and purchase of the Membership Interest shall be treated for federal and applicable state and local income and franchise tax purposes as the sale and purchase of the assets of the Company and no party or any Affiliate thereof shall take any federal, state or local income or franchise tax position inconsistent with such treatment, unless otherwise required by applicable laws.

    (b)    So long as AIG and Purchaser are members of the same “controlled group” as defined in Code § 267(f), Purchaser (and any subsequent owner of the Membership Interest that is a member of the same controlled group) shall not transfer the Membership Interest to another entity if that transfer would cause AIG’s loss from this transaction to be permanently disallowed under Code § 267(a). For the avoidance of doubt, transfers where AIG’s loss is deferred under Code § 267(f)(2) rather than denied are permitted. The transfer restrictions set forth in this Section 1.3(b) shall survive Closing.

2.Representations and Warranties of the Member. Member hereby represents and warrants to Purchaser, both as of the Effective Date and as of the Closing date, that the following representations are true and complete. All representations and warranties of Member with respect to the Company are made to the Member’s knowledge.

2.1Organization, Good Standing, Corporate Power and Qualification. Member is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted. Member is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite company power and authority to carry on its business as now conducted and as presently proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.
2.2Capitalization. The Company’s Membership Interest is not unitized; rather the Member holds the sole Membership Interest, both of record and beneficially, in the Company. As of the Closing, the Member has good and marketable title to such Membership Interest, free and clear of all security interests, claims, liens, pledges, options, encumbrances, charges, agreements, voting trusts, proxies and other arrangements or restrictions whatsoever (“Encumbrances”) other than as may be applicable pursuant to the Operating Agreement and applicable U.S. federal or state securities laws. The rights, privileges and preferences of the Membership Interest are as stated in the Operating Agreement and as provided by the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101, et seq.
2.3Authorization. All corporate action required to be taken by the Member in order to authorize the Member to enter into this Agreement, and to transfer the Membership Interest at the Closing has been taken. All action on the part of the officers of the Member necessary for the execution and delivery of this Agreement, the performance of all obligations of the Member under this Agreement to be performed as of the Closing, and the transfer and delivery of the Membership Interest has been taken. This Agreement, when executed and delivered by the Member, shall constitute a valid and legally binding obligation of the Member, enforceable against the Member in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.4Valid Issuance of Interests. The Membership Interest, when sold and delivered at Closing in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free and clear of all Encumbrances and any restrictions on transfer other than as set forth in Section 1.3(b), as may be applicable under the Operating Agreement (if any), applicable state and federal securities laws and Encumbrances created by or imposed by Purchaser. The Member has procured all required approvals and consents of the Company with respect to transfer of the Membership Interest to the Purchaser, and the Purchaser shall be admitted as a substitute member of the Company upon the Closing.

2.5Investment Experience. The Member is experienced in evaluating and investing in securities and acknowledges that Member has such knowledge and experience in financial or business matters that make Member capable of evaluating the merits and risks of entering into this Agreement.

2.6Governmental Consents and Filings. Assuming the accuracy of the representations made by Purchaser in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of Member in connection with the consummation of the transactions contemplated by this Agreement, the absence of which would reasonably be expected to result in a Material Adverse Effect.

2.7Assets and Liabilities of the Company.
(a)There have been no material changes to the assets or operations of the Company since the calendar quarter-end occurring on June 30, 2022; provided that Purchaser acknowledges the fair value of such assets are subject to variation and may have increased or decreased since such date.
(b)The Member has provided the Purchaser with a true and accurate list of all assets of the Company as of the Effective Date. No other assets will be purchased or sold by the Company prior to the Closing date.
(c)There are no liabilities, contingent or otherwise, of the Company outstanding that (i) could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company or (ii) would reasonably be expected to materially impair the fair value of the Company below the purchase price set forth in Section 1.1 of this Agreement.
2.8Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or currently threatened (i) against the Company or any officer or director of the Company arising out of their employment or board relationship with the Company; (ii) that questions the validity of this Agreement or the Company’s right to acknowledge, consent to and record on its books and records the transactions contemplated by this Agreement; or (iii) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of the Company’s officers or directors is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers or directors, such as would affect the Company). There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate.

2.9Compliance with Other Instruments. The Company is not in violation or default (a) of any provisions of its Certificate of Formation or its Operating Agreement, (b) of any instrument, judgment, order, writ or decree, (c) under any agreement or contract to which it is a party or by which it is bound or (d) of any provision of federal or state statute, rule or regulation applicable to the Company, in each case, the violation of which would have a Material Adverse Effect. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company, which event would have a Material Adverse Effect.

2.10Agreements; Actions.

(d)The Company has not sold, exchanged or otherwise disposed of any of the Class B notes identified on Schedule I (the “B-Notes”).

(e)The Company is not a guarantor or indemnitor of any indebtedness of any other Person.

2.11Property. The B-Notes are held by the Company free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such B-Notes. The Company does not own any real property.

2.12Taxes. There are no non-income federal taxes or other state, county, local or foreign taxes due and payable by the Company or any subsidiary which have not been timely paid. There are no accrued and unpaid non-income federal taxes or other state, county, local or foreign taxes of the Company or any subsidiary which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency. The Company and any subsidiary has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year. There are no liens for taxes upon the assets of the Company or any subsidiary. All taxes which the Company or any subsidiary is required by law to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate governmental authority. Neither the Company nor any subsidiary thereof has filed an election under Treas. Reg. § 301.7701-3 to be classified as an association taxable as a corporation and, at all times prior to the date hereof, each has been treated as a “disregarded entity” for U.S. federal income tax purposes.

2.13Permits. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

2.14Corporate Documents. The Certificate of Formation and the Operating Agreement are in the form provided to the Purchaser. The Company maintains minutes of all meetings of directors and members and all actions by written consent without a meeting by the directors and members since the date of formation and such records accurately reflect in all material respects all actions by the directors and members.

2.15Disclosure. The Member has made available to the Purchaser all the information in the possession or control of the Member, the Company or their respective Affiliates that the Purchaser has requested for deciding whether to acquire the Membership Interest. No representation or warranty of the Member contained in this Agreement and no certificate furnished or to be furnished to the Purchaser at the Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

3.Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Member that:

3.1Authorization. The Purchaser has full power and authority to enter into this Agreement. This Agreement to which the Purchaser is a party, when executed and delivered by the Purchaser, will constitute a valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.2Disclosure of Information. The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the sale of the Membership Interest with the Member. The foregoing, however, does not limit or modify the representations and warranties of the Member in Section 2 of this Agreement or the right of the Purchaser to rely thereon.

3.3Exculpation of Purchaser. The Purchaser acknowledges that it is not relying upon any Person, other than the Member and its officers and directors, in making its decision to purchase the Membership Interest.

3.4Investment Experience. The Purchaser is experienced in evaluating and investing in securities and acknowledges that Purchaser has such knowledge and experience in financial or business matters that make Purchaser capable of evaluating the merits and risks of entering into this Agreement.

3.5Governmental Consents and Filings. Assuming the accuracy of the representations made by Member in Section 2 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of Purchaser in connection with the consummation of the transactions contemplated by this Agreement, the absence of which would reasonably be expected to result in a Material Adverse Effect.

3.6Investment Representations. The Purchaser is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “1933 Act”). The Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the proposed investment in the Membership Interest.

3.7Restrictions on Transfer; No Public Market. The Purchaser understands the resale limitations imposed by the 1933 Act with respect to the Membership Interest.

3.8Compliance with the Operating Agreement. The Purchaser understands that its rights and obligations with respect to the Membership Interest shall be subject to the terms and conditions set out in the Operating Agreement. Execution of this Agreement shall for all purposes constitute execution of the Operating Agreement by the Purchaser and shall represent Purchaser’s agreement to be bound by the terms and conditions of the Operating Agreement.

4.Conditions to the Purchaser’s Obligations at Closing. The obligations of the Purchaser to purchase the Membership Interest at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

4.1Prior Sale of A Notes. Prior to the Closing, (i) each of National Union Fire Insurance Company of Pittsburgh, PA, Lexington Insurance Company and American Home Assurance Company shall have validly transferred, sold and conveyed all of its right, title and interest in any and all Class A notes of LStreet II, LLC to American General Life Insurance Company and/or The United States Life Insurance Company in the City of New York and (ii) the Purchaser shall have validly transferred, sold and conveyed all of its right, title and interest in any and all Class A notes of LStreet II, LLC to American General Life Insurance Company.

4.2Representations and Warranties. The representations and warranties of the Member contained in Section 2 shall be true and correct in all material respects as of the Closing.

4.3Performance. The Member shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Member on or before the Closing.

4.4Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Membership Interest pursuant to this Agreement shall be obtained and effective as of the Closing.

4.5Proceedings and Documents. All limited liability company and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchaser, and the Purchaser (or its respective counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates.

5.Conditions of the Member’s Obligations at Closing. The obligations of the Member to sell the Membership Interest to the Purchaser at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

5.1Prior Sale of A Notes. Prior to the Closing, (i) each of National Union Fire Insurance Company of Pittsburgh, PA, Lexington Insurance Company and American Home Assurance Company shall have validly transferred, sold and conveyed all of its right, title and interest in any and all Class A notes of LStreet II, LLC to American General Life Insurance Company and/or The United States Life Insurance Company in the City of New York and (ii) the Purchaser shall have validly transferred, sold and conveyed all of its right, title and interest in any and all Class A notes of LStreet II, LLC to American General Life Insurance Company.

5.2Representations and Warranties. The representations and warranties of the Purchaser contained in Section 3 shall be true and correct in all material respects as of the Closing.

5.3Performance. The Purchaser shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

5.4Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Membership Interest pursuant to this Agreement shall be obtained and effective as of the Closing.

6.Miscellaneous.

6.1Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Member and the Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchaser or the Member.

6.2Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.3Governing Law. This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

6.4Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.5Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.6Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page, or to such e-mail address or address as subsequently modified by written notice given in accordance with this Section 6.6.

6.7Attorneys’ Fees. If any action at law or in equity (including, arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

6.8Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of the Member and the Purchaser. Any amendment or waiver effected in accordance with this Section 6.8 shall be binding upon the Purchaser and each transferee of the Membership Interest, each future holder of all such securities, and the Member.

6.9Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.10Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non- defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.11Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

6.12Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of the State of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of the State of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER

WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

Subject to Section 7, each party will bear its own costs in respect of any disputes arising under this Agreement.

7.Indemnification.

7.1General Indemnification Obligations. Subject to the limitations set forth in this Section 7, Member shall indemnify and defend Purchaser and hold Purchaser harmless from and against all Adverse Consequences arising out of, resulting from, relating to, or caused by Liabilities of the Company or Liabilities relating to the Member’s ownership of the Membership Interest prior to the Closing, all such Liabilities being retained by the Member.

7.2Indemnification Procedures and Limitations.

(a)Upon seeking indemnification pursuant to this Section 7 (an “Indemnified Party”) the Purchaser shall give notice to AIG (the “Indemnifying Party”) of any claim for which it is seeking indemnity under this Section 7 (a “Claim”) containing a description of the facts alleged to constitute the basis for the Claim, the amount of actual and reasonably anticipated Adverse Consequences sought thereunder (to the extent known by the Indemnifying Party) and any other material details pertaining to the Claim (the “Indemnification Notice”).

(b)So long as the Indemnifying Party is conducting the defense of the Claim, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed) and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed).

(c) In the event the Indemnifying Party does not assume the defense of the Claim (i) the Indemnified Party may defend against the Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Claim or admit to any liability with respect to the Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed), (iii) the Indemnifying Party will reimburse the Indemnified Party for the costs of defending against the Claim (including reasonable attorneys’ fees and expenses) when the Claim has been finally determined and (iv) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer arising out of, resulting from, relating to, or caused by the Claim, in each case, subject to the provisions of this Section 7. A Claim, and the liability for and amount of damages therefor, shall be deemed to be “finally determined” for purposes of this Section 7 when the parties hereto have so determined by mutual agreement or, if disputed, when a final non-appealable judgement has been entered into with respect to such Claim.
[Signature Page Follows]

EXECUTION VERSION
IN WITNESS WHEREOF, the parties have executed this Membership Interest Purchase Agreement as of the date first written above.

MEMBER:

American International Group, Inc.

___/s/ Elaine Rocha___________________________
Elaine Rocha
Senior Vice President & Global Chief Investment Officer

Notice details:

American International Group, Inc.
1271 Avenue of the Americas FL 11
New York, New York 10020-1304
E-mail: AIGCorporateSecretary@aig.com
Attention: Corporate Secretary

EXECUTION VERSION
IN WITNESS WHEREOF, the parties have executed this Membership Interest Purchase Agreement as of the date first written above.

PURCHASER:
The Variable Annuity Life Insurance Company

__/s/ Elias Habayeb____________________________
Elias Habayeb
Chief Financial Officer

Notice details:

28 Liberty Street, 46th Floor
New York, NY 10005-1445
Attention: Treasury
Email address: elias.habayeb.com; justin.caulfield@aig.com; chris.nixon@aig.com; christina.banthin.com; steven.brancato@aig.com with a copy (which shall not constitute notice) to:

AIG Asset Management (Europe) Limited
58 Fenchurch Street
London EC3M 4AB
Attention: Head of Structured Alternatives
Email address: Tim.Steele@aig.com; William.Brown@aig.com

Schedule I

Schedule of B-Notes

CUSIP	Series	Class	Original Principal Balance of Notes Held ($)

54910EAT2	2012-9	Class B Notes	43,257,654
54910EAX3	2012-11	Class B Notes	20,722,511
54910EAV7	2012-10	Class B Notes	15,872,017
54910EDS1	2016-5	Class B Notes	17,318,888
54910EDR3	2016-2	Class B Notes	118,567,350
54910EDT9	2016-8	Class B Notes	88,489,304
54910EAF2	2012-3	Class B Notes	30,515,518
54910EAP0	2012-7	Class B Notes	56,610,739
54910EAH8	2012-4	Class B Notes	8,309,656
54910EDQ5	2016-1	Class B Notes	38,535,678